Exhibit 10.1

January 24, 2017

Micronet Enertec Technologies, Inc.

Attention: David Lucatz

28 West Grand Avenue, Suite 3

Montvale, NJ 07645

Email: david@micronet-enertec.com

Re:	Supplemental Agreement (the “Agreement”) dated December 22, 2016 among YA II PN, Ltd. (the “Investor”), Micronet Enertec Technologies, Inc. (the “Company”), and Enertec Electronics Ltd. (“Enertec”).

Dear Mr. Lucatz,

The letter shall clarify the obligations of the parties regarding the payment of the $50,000 of the commitment fee set forth in Section 2.4 of the Supplemental Agreement or any other similar fee under the Supplemental Agreement. The Investor, Enertec and the Company hereby agree as follows:

1)	The decision whether to pay any commitment fees in connection with the Supplement Agreement (including the aforementioned amount) in cash or in shares shall be at the sole discretion of the Company.

2)	If the Company elects to pay the fee in shares (in whole or in part) then the number of shares to be issued shall be determined based on a value for the shares equal to the average of the daily closing price for each of the 5 consecutive trading days prior to the due date of the payments.

3)	If the Company elects to pay the fee in shares (in whole or in part) then in no event shall the number of shares issuable by the Company (i) cause the aggregate number of shares of common stock beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act) by the Investor and its affiliates to exceed 4.99% of the then outstanding common stock, or (ii) cause the Company to breach the Nasdaq 20% limitation or any Nasdaq rules and regulations.

Sincerely,

/s/ David Gonzales
Name: David Gonzales Title: General counsel

Agreed and accepted on this 24 day of January, 2017

Micronet Enertec Technologies, Inc.	Enertec Electronics Ltd.

/s/ David Lucatz	/s/ Tali Dinar
Name: David Lucatz Title: President and Chief Executive Officer	Name: Tali Dinar Title: Chief Financial Officer

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